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                                                                    Exhibit 23.1

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our reports with respect to the financial statements of: Trex Company, Inc. dated January 27, 1999 (except for the first paragraph of Note 1, as to which the date is March 22, 1999); TREX Company, LLC dated January 21, 1999 (except for Note 11, as to which the date is April 7, 1999, and Note 12, as to which the date is February 8, 1999); and the Mobil Composite Products Division of Mobil Oil Corporation dated June 24, 1998, in Amendment No. 5 to the Registration Statement (Form S-1 No. 333-63287) and related Prospectus of Trex Company, Inc. for the registration of 4,718,450 shares of its common stock.

                                                           /s/ Ernst & Young LLP

Vienna, Virginia
April 7, 1999